Exhibit 99.1

Phase III Data on BEMA™ Fentanyl to be Presented at the

American Society of Clinical Oncology (ASCO) Annual Meeting

RALEIGH, N.C., May 30, 2008 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) and commercial partner, Meda Pharmaceuticals, today announced they will present results from Phase III clinical studies assessing the efficacy and safety of BEMA™ Fentanyl at a poster session on May 31, 2008, during the 44th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago. The presentation will feature data from two Phase III clinical studies assessing the efficacy and safety of BEMA™ Fentanyl, a potential treatment for breakthrough pain (BTP) in opioid tolerant patients with cancer.

Patients on stable background opioid medication were enrolled in an efficacy study, and 81 received BEMA™ Fentanyl and placebo in a randomized multiple crossover design for their breakthrough cancer pain episodes. A total of 394 BTP episodes were treated with BEMA™ Fentanyl and 197 with placebo. Lack of effective pain relief leading to withdrawal during the initial open label titration phase was infrequent (3.3% of patients). In the double blind portion of the study, sum of pain intensity differences were significant in favor of BEMA™ Fentanyl at all time points from 15 minutes through 60 minutes, the last assessment time. In the safety study, more than 56,000 BTP episodes in 220 patients were treated with BEMA™ Fentanyl. Study medication performance was rated as ‘good’, ‘very good’ or ‘excellent’ in 85% of all BTP episodes treated. The safety profile was consistent with opioid use. BEMA™ Fentanyl was associated with a low incidence of application site reactions, with 1.3% considered probably or possibly related to the drug. Most cases were mild and none led to discontinuation.

“Data suggests that fewer than 20,000 of the estimated half-million cancer patients suffering from breakthrough pain are being treated with transmucosal fentanyl products, the only products specifically indicated for treatment of breakthrough cancer pain,” said Dr. David Blum, Vice President, Medical Affairs and Clinical Research, at BioDelivery Sciences. “We look forward to introducing the Phase III clinical trial data among oncology professionals who recognize the significant impact breakthrough pain has on patients with cancer and the need for new treatment options.”

BEMA™ Fentanyl consists of a small, thin, soluble, polymer film, formulated with the opioid fentanyl for application to the buccal (inner lining of cheek) membranes. In January, BioDelivery Sciences announced that the U.S. Food and Drug Administration (FDA) accepted for filing the company’s New Drug Application (NDA) for BEMA™ Fentanyl. BioDelivery Sciences anticipates a formal decision on the NDA by August 31, 2008.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMA™ oral adhesive film technology: BEMA™ Fentanyl, a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer (NDA currently under review by FDA), and BEMA™ Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with both its BEMA™ technology and its patented Bioral® cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company’s headquarters are located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s or other regulatory review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contacts:

FD Ashton Partners

Investors:	Michael Russell
617-897-1541
michael.russell@fdashtonpartners.com

Media:	Stephanie Brown
312-553-6727
stephanie.brown@fdashtonpartners.com